Exhibit 99.2

TERMINATION AGREEMENT

This Termination Agreement (this “Agreement”) is made and entered into as of April 1, 2016, by and among Mariano Costamagna, Bruna Giachino, Pier Antonio Costamagna and Carla Borgogno (collectively, the “Reporting Persons”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) by the Reporting Persons on January 12, 2005, as amended by Amendment No. 1 to the Statement of Beneficial Ownership on Schedule 13D filed with the SEC by the Reporting Persons on April 20, 2005, as amended by Amendment No. 2 to the Statement of Beneficial Ownership on Schedule 13D filed with the SEC by the Reporting Persons on November 10, 2009, and as amended by Amendment No. 3 to the Statement of Beneficial Ownership on Schedule 13D filed with the SEC by the Reporting Persons on September 4, 2015 (as amended, the “Schedule 13D”).

WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated January 11, 2005 (the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed to prepare jointly and file timely the Schedule 13D and any and all amendments thereto with respect to their respective beneficial ownership of the common stock, par value $0.001 per share (the “Common Stock”), of Fuel Systems Solutions, Inc. (f/k/a IMPCO Technologies, Inc.), a Delaware corporation; and

WHEREAS, the Reporting Persons now mutually desire to terminate the Joint Filing Agreement.

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1.      Termination of Joint Filing Agreement. The Joint Filing Agreement is hereby terminated effective immediately and no Reporting Person shall have any obligation to file, except on his or her own behalf, as applicable, a Schedule 13D (or any amendment thereto) that may be required, in accordance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, with respect to the Common Stock owned by each respective Reporting Person.

2.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

/s/ Mariano Costamagna
Mariano Costamagna

/s/ Bruna Giachino
Bruna Giachino

/s/ Pier Antonio Costamagna
Pier Antonio Costamagna

/s/ Carla Borgogno
Carla Borgogno